                               ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 15th day of April, 1998, by and among MCKINNEY SMELTING, INC., a Texas corporation ("McKinney Smelting"), and BENJAMIN L. SMITH, the principal shareholder of Seller ("Smith) (McKinney Smelting and Smith shall be referred to collectively as "Sellers"), and FEREX METALS RECYCLING OF MCKINNEY, INC., a Texas corporation ("Purchaser").

     WHEREAS, Sellers are engaged in the operation of a scrap metal collection yard located in McKinney, Collin County, Texas (the "Collection Facility"); and

     WHEREAS, Purchaser desires to acquire from Sellers and Sellers have agreed to sell to Purchaser the Collection Facility and the assets used by Sellers in connection with the operation thereof;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                      ARTICLE 1

                                       GENERAL

     1.1 DEFINITIONS. Unless otherwise stated in this Agreement, the following terms shall have the following meanings (the following definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined):

     "AFFILIATE": Any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

     "AGREEMENT":  As defined in the first paragraph hereof.

     "ASSETS":  As defined in Section 1.2(a).

     "BALANCE SHEETS":  As defined in Section 2.1(c).

     "BUSINESS":  the business of operating the Collection Facility.

     "CLAIM":  As defined in Section 6.2(a).

     "CLOSING":  As defined in Section 3.1.

     "CLOSING DATE":  As defined in Section 3.1.

     "CODE":  The Internal Revenue Code of 1986, as amended.

     "CUSTOMER DATA": All of Sellers' customer lists, sales records and other customer data (including credit data) relating to the Business.

     "DAMAGES":  As defined in Section 6.1(a).

     "EFFECTIVE TIME OF CLOSING":  As defined in Section 3.2.

     "EMPLOYEES": Officers or employees of Sellers who perform services to, in the name of, or on behalf of the Business.

     "ENVIRONMENTAL LAWS": Any applicable federal, state, or local laws, rules, regulations, codes or orders, and any judicial or administrative interpretations thereof, including any judicial or administrative interpretations thereof relating to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, rulings or ordinances, or judicial or administrative interpretations thereof, including, without limitation, the United States Department of Transportation Table (49 CFR 172, 101) or by the Environmental Protection Agency, as hazardous substances (40 CFR Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. Section 7401-7642); the Toxic Substance Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-13y; the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. Section 11001, et seq. (Title III of SARA); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq.; or any similar state statute.

     "EQUIPMENT":  As defined in Section 1.2(b)(2).

     "ERISA":  Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE": Any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Seller or is under common control (within the meaning of Section 414(c) of the Code) with Sellers.

     "FINANCIAL STATEMENTS":  As defined in Section 2.1(c).

     "GENERAL CONVEYANCE, TRANSFER AND ASSIGNMENT":  As defined in Section 1.6.

     "GOVERNMENTAL BODY": Any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     "HOLD-BACK AMOUNT":  As defined in Section 1.4(b).

     "INDEMNITEES": "PURCHASER INDEMNITEES," as defined in Section 6.1(a), or "Sellers Indemnitees," as defined in Section 7.1(b), as the context shall require.

     "INDEMNITOR":  As defined in Section 6.2.

     "INTANGIBLE ASSETS":  As defined in Section 1.2(b)(4).

     "INVENTORIES":  As defined in Section 1.2(b)(5).

     "LICENSES":  As defined in Section 2.1(n)(2).

     "LEASE": The lease agreement between Purchaser and the owner of the Collection Facility, the form of which is attached hereto as EXHIBIT "A".

     "LIEN": All mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, judgment liens, claims, rights of first refusal, options, liabilities, obligations, agreements, easements, rights-of-way, reservations, restrictions or other encumbrances of any kind, whether created under contract or arising as a matter of law.

     "MATERIAL ADVERSE EFFECT": "Material Adverse Effect" means (a) any change or effect in the business, results of operations, condition (financial or otherwise), properties, assets, liabilities or prospects which change (or effect), individually or in the aggregate, is materially adverse to such condition, business, results of operations, properties, assets, liabilities or prospects.

     "OPERATIVE DOCUMENTS": This Agreement and all other agreements, instruments, documents and certificates executed and delivered by or on behalf of Sellers or Purchaser at or before the Closing pursuant to this Agreement.

     "PBGC":  The Pension Benefit Guaranty Corporation.

     "PERMITS": All permits, authorizations, licenses or approvals, necessary for Sellers' conduct of the Business.

     "PERMITTED ENCUMBRANCES": (a) Liens for current taxes and assessments not yet due and payable, and (b) such liens, minor imperfections of title, or easements on real property, leasehold estates, or personalty as do not in any material respect detract from the value thereof and do not interfere with the present use of the property subject thereto.

     "PERSON": An individual, partnership, joint venture, corporation, bank, trust, unincorporated organization or a Governmental Body.

     "PLAN": Any employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

     "PURCHASE PRICE":  As defined in Section 1.3(a).

     "PURCHASER":  As defined in the opening paragraph of this Agreement.

     "PURCHASER INDEMNITEES":  As defined in Section 6.1(a).

     "RECORDS":  As defined in Section 1.2(b)(6).

     "REPORTABLE EVENT":  Any of the events set forth in Section 4043 of ERISA.

     "SELLERS":  As defined in the opening paragraph of this Agreement.

     "SELLERS INDEMNITEES":  As defined in Section 6.1(b).

     "SETTLEMENT AGREEMENT(S)": The Agreement and Covenant Not to Sue entered into by and among Ferex Metals Recycling of McKinney, Inc., The United States Department of Justice, The Environmental Protection Agency and the agreement with the Texas Natural Resource Conservation Commission regarding breaches of the Environmental Laws.

     "STATEMENT OF WORK": The Statement of Work attached to the Settlement Agreement that sets forth the actions required to remedy environmental contamination at and around the Collection Facility.

     "SUPPLIER DATA": All of Sellers' supplier lists and other supplier data relating to the purchase of scrap metal, raw materials, utilities and other supplies used in connection with the Business.

     "TRANSACTION": The sale and purchase of the Assets contemplated by this Agreement.

     1.2  AGREEMENT TO PURCHASE AND SELL.

          (a) SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, Sellers hereby agree to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase from Sellers, the assets, rights, franchises and properties described in Section 1.2(b) (all such assets, rights, franchises and properties being herein collectively referred to as the "Assets" and individually referred to as an "Asset") free and clear of all Liens other than Permitted Encumbrances.

          (b) TRANSFERRED ASSETS. The Assets shall consist of the assets, rights, and properties described in the following clauses (1) through (8):

               (1) VEHICLES. All the trucks, trailers and other certificated vehicles described in EXHIBIT B attached hereto and made a part hereof (the "Vehicles").

               (2) EQUIPMENT. All furniture, equipment, machinery, apparatus, tools, spare parts, computer equipment and supplies and all other tangible personal property of every kind and description (other than the Vehicles and the Inventories) located either on the Property or elsewhere insofar as any of the foregoing relates to or is used in connection with the Business (the "Equipment"). The Equipment includes, without limitation, all of the items owned by Sellers listed in EXHIBIT C attached hereto and made a part hereof and all the items leased by Sellers for use in the Business listed on EXHIBIT C-1.

               (3) PERMITS. All right, title and interest of Sellers in, to and under all Permits relating to the Business or all or any of the Assets to the extent that such rights are assignable by Sellers.

               (4) INTANGIBLE ASSETS. All right, title and interest of Sellers in, to and under all trade names, service marks, logos, trade secrets, Customer Data, Supplier Data designs, rights and privileges related to or used in the conduct of the Business, including all of Sellers' rights in the names "McKinney Smelting, Inc.", "McKinney Metals, Inc." and "Mckinney Junk Company", including any right to recover for the infringement thereof (past or present) and any and all goodwill and going concern value associated with the Business. All guaranties, warranties, indemnities and similar rights in favor of Sellers with respect to any Asset (collectively, the "Intangible Assets").

               (5) INVENTORIES. All of Sellers' inventories of scrap metal located either at the Collection Facility or elsewhere (the
     "Inventories").

               (6) BOOKS AND RECORDS. All of Sellers' books, records, papers and instruments of whatever nature and wherever located that relate to the Business or the Assets or which are required or necessary in order for Purchaser to conduct the Business from and after the Effective Time of Closing in the manner in which it is presently being conducted, including, without limitation, plats, maps, surveys, building and machinery diagrams, accounting and financial records, maintenance records, personnel and labor relations records, environmental records and reports, sales and property tax records and returns, sales records, the Customer Data and the Supplier Data, but excluding income tax records and returns and corporate minute books and stock records (the "Records").

               (7) TELEPHONE NUMBERS; POST OFFICE BOXES. The right to use all telephone numbers and Post Office Boxes currently used in the Business.

               (8) OTHER PROPERTY. All other or additional privileges, rights, interests, properties and assets of Sellers of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted, other than the Excluded Assets.

          (c) EXCLUDED ASSETS. The following assets (the "Excluded Assets") shall be excluded from the assets conveyed to Sellers:

               (i)     cash and cash equivalents; and

               (ii)    all accounts receivable of Sellers; and

               (iii)   the real property of Sellers.

     1.3 PURCHASE PRICE. The purchase price for the Assets (the "Purchase Price") shall be the sum of $2,940,000.

     1.4 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable to Sellers as follows:

          (a) PAYMENT OF ADVANCES BY PURCHASER'S AFFILIATES. The Purchase Price shall be reduced by the amount of any advances made to Sellers by Purchaser or its Affiliates prior to the Closing and any interest accrued on said advances.

          (b) ESTIMATED COSTS OF PERFORMING STATEMENT OF WORK. The Purchase Price shall be reduced by $600,000, the amount reasonably estimated by Purchaser's contractors as the cost of completing the remediation plan described in the Statement of Work (the "Holdback Amount"). In the event that the actual cost of completing the remedial measures specified in the Statement of Work is less than the Holdback Amount, the excess shall be paid to Sellers.

          (c) DISCHARGE OF LIENS OR ACQUISITION OF SECURED DEBT. The Purchase Price shall be reduced by the amounts owed to the Sellers' creditors holding Liens against the Assets in connection with securing the release of such Liens or the acquisition of the debt underlying such Liens by the Purchaser on or before the Closing.

          (d) DIRECT PAYMENT OF CERTAIN TRADE CREDITORS. At or prior to Closing, Purchaser shall have the right to apply portions of the Purchase Price directly to the payment of amounts owed to unsecured creditors of Seller, if, in the reasonable judgment of Purchaser, the failure to pay such creditors would have a material adverse effect on the continuing business of the Collection Facility. Such creditors shall include, without limitation, those creditors listed on SCHEDULE 1.4(d) hereof.

          (e) NET AMOUNT TO SELLERS. The balance of the Purchase Price shall be paid to Sellers at the Closing in cash.

     1.5 NO ASSUMPTION OF LIABILITIES. EXCEPT WITH RESPECT TO ANY CONTRACTS SPECIFICALLY ASSUMED BY PURCHASER, AND LISTED ON EXHIBIT I-1 HEREOF, PURCHASER DOES NOT ASSUME OR AGREE TO PAY, PERFORM OR DISCHARGE, AND SHALL NOT BE RESPONSIBLE FOR, ANY LIABILITIES OR OBLIGATIONS OF SELLERS, WHETHER ACCRUED, ABSOLUTE, CONTINGENT OR OTHERWISE.

     1.6 INSTRUMENTS OF TRANSFER; FURTHER ASSURANCES. In order to consummate the transactions contemplated hereby, at the Closing Sellers shall execute and deliver to Purchaser a completed General Conveyance, Transfer and Assignment, in the form attached hereto as EXHIBIT D and made a part hereof ("General Conveyance, Transfer and Assignment"), covering all of the Assets and a Lease in the form of EXHIBIT A hereto. At the Closing, and at all times thereafter as may be necessary, Sellers shall execute and deliver to Purchaser such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser good and indefeasible title to the Assets and to comply with the purposes and intent of this Agreement.

     1.7 VALUE ASSIGNED TO THE ASSETS. The proportion of the consideration to be allocated to each of the Assets purchased pursuant to this Agreement shall be set forth in EXHIBIT E to be appended to this Agreement; provided, however, that the value of inventory shall be agreed to be $150,000. Purchaser and Sellers agree that they will not take any position or action inconsistent with such allocation in the filing of any federal income tax returns.

                                      ARTICLE 2

                            REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers hereby jointly and severally represent and warrant to Purchaser that the following are true and correct on and as of the date of this Agreement and will be true and correct through the Effective Time of Closing as if made on and as of that date:

          (a) CORPORATE STATUS OF SELLER. McKinney Smelting is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted. McKinney Smelting has the corporate power and authority to own, lease or operate all properties and assets now owned, leased or operated by it and to carry on its business as now conducted. McKinney Smelting has heretofore delivered to Purchaser complete and correct copies of its Articles of Incorporation and Bylaws, as amended and in effect on the date hereof.

          (b)  CONSENTS, AUTHORIZATIONS AND BINDING EFFECT.

               (1) Sellers may execute, deliver and perform this Agreement (including without limitation execution, delivery and performance of the Operative Documents to which Sellers are a party) without the necessity of Sellers obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for such consents, approvals, authorizations, waivers and notices which have been obtained and are unconditional and are in full force and effect.

               (2) McKinney Smelting has the corporate power to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable against them in accordance with its terms, except as may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors and subject to general principles of equity.

               (3) The execution, delivery and performance of this Agreement by Sellers does not and will not:

                      (i) constitute a violation of the Articles of Incorporation, as amended, or Bylaws, as amended of McKinney Smelting,

                      (ii)   result in any Lien against the Assets,

                      (iii) constitute a violation of any statute, judgment, order, decree or regulation or rule of any Governmental Body applicable or relating to Sellers or the Assets or the Business, or

                      (iv)   [RESERVED]



               (4) Without limiting the foregoing, the execution, delivery and performance of the Operative Documents, and consummation of the transactions contemplated thereby, have been duly authorized and approved by the Board of Directors and the shareholders of Sellers entitled to vote on the Transaction.

          (c) FINANCIAL STATEMENTS, ETC. Sellers have delivered to Purchaser balance sheets of the Business as of December 31, 1995 and December 31, 1996 (the "Balance Sheets") and operating statements for the calendar years 1995 and 1996 (together with related notes and schedules) (such Balance Sheets and operating statements and the related notes and schedules being hereinafter together referred to as the "Financial Statements"). The Financial Statements have been prepared from the books and records of Sellers on a basis consistent with preceding years and throughout the periods involved and present fairly the financial position of the Business as of the respective balance sheet dates and the results of operations for the periods covered thereby.

     Sellers' books of account have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Sellers have been properly recorded in such books in all material respects.

          (d) TITLE AND CONDITION OF ASSETS. Except for the Liens set forth on Exhibit F hereto (which exhibit sets forth the Liens against Sellers' Assets, the holders of such Liens and the amounts owed to the holders of such Liens), Sellers have good and indefeasible title to the tangible and intangible personal property owned by it that comprise the Assets, free and clear of Liens, other than Permitted Encumbrances.

          To Sellers' knowledge except for the possible encroachment of a fence on property owned by the Texas Department of Transportation, no improvement or structure on any real property owned by Sellers encroaches on any adjacent property. No improvement or structure on any real property owned or used by Sellers has been damaged by any casualty or act of God, or been subject to any condemnation proceedings which, individually or in the aggregate, would have a Material Adverse Effect.

          The tangible Assets (i) are in good operating condition and repair, subject to ordinary wear and tear (taking into account the age of the Equipment), and have been maintained in accordance with standard industry practice, (ii) are capable of being used in the Business as presently being conducted without present need for repair or replacement except in the ordinary course of the Business and (iii) conform in all material respects with all applicable legal requirements.

          Since the date of the December 31, 1996 Balance Sheet, Sellers have not sold, transferred, leased, distributed or otherwise disposed of any of its assets, or agreed to do so, except in the ordinary course of business.

          The Assets constitute all material assets and properties, real, personal, tangible and intangible, that are necessary for the continued conduct of the Business as conducted by Sellers prior to February 18, 1998.

          (e) INSURANCE. Exhibit G attached hereto contains a list of all policies of insurance maintained as of the date of this Agreement by Sellers (the "Insurance Policies").

          (f) LITIGATION AND COMPLIANCE WITH LAWS, ETC. Except as disclosed on EXHIBIT H hereto, there are no claims, actions, suits or proceedings, whether in equity or at law, or any governmental or administrative investigations pending or, to the knowledge of Sellers, threatened against Sellers or any Asset, except (1) for any claims, actions, suits or proceedings which pertain to routine claims by Persons other than Governmental Bodies that are covered by insurance (subject to the applicable insurance deductibles), and (2) for other claims, actions, suits, or proceedings which, individually or in the aggregate, would not have, if prosecuted to judgment against Sellers or their Assets, a Material Adverse Effect.

          As of the date of this Agreement,

               (1) Except with respect to the Environmental Laws, to Sellers' knowledge the Business is in compliance in all material respects with, have conducted and does conduct its business and operations in compliance with, and is not in default or violation in any respect under any law, regulation, writ, injunction, decree or order applicable to Sellers or the Assets, including without limitation all safety and health, labor, equal employment opportunity or employment discrimination laws, rules and regulations, and

               (2) except as otherwise disclosed in writing to Purchaser, there are no judgments outstanding and unsatisfied against Sellers or the Assets, and

          (g)  ERISA.  Sellers do not have and have never adopted any ERISA
     Plans.

          (h)  COLLECTION FACILITY.

               (1) Except with respect to the violations of Environmental Laws previously disclosed to Purchaser in writing, to Sellers' knowledge the real property on which the Collection Facility is located does not violate any provisions of any applicable building code, fire, health or safety regulations, or other governmental ordinances, orders or regulations. No condition exists with respect to the Collection Facility which would prevent, or require repair or modification thereof as a prerequisite to, Purchaser using the Real Property in the ordinary conduct of the Business except with respect to ordinary wear and tear and scheduled maintenance and repair. Except for the OSHA report dated ______________, Sellers have received no notice of noncompliance with any building code, fire, health or safety regulations.

               (2) The zoning classification of the real property on which the Collection Facility is located is such that the Collection Facility may be used as currently used in the Business.

               (3) Except as otherwise disclosed to Purchaser in writing, there are no parties in possession of any portion of the real property on which the Collection Facility is located as lessees, tenants at sufferance or trespassers.

               (4) There is no pending or threatened condemnation or similar proceeding or assessment affecting the real property on which the Collection Facility is located, or any part thereof, nor to the best knowledge and belief of Sellers is any such proceeding or assessment contemplated by any Governmental Body.

               (5) Except with respect to violations of the Environmental Laws previously disclosed to Purchaser in writing, Sellers have complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions relating to the Real Property, or any part thereof, to the extent that any noncompliance would have a Material Adverse Effect.

               (6) There are water, sewer, and electricity lines to the Real Property which are available for "tap in" by Purchaser and which are sufficient for service on the Real Property with respect to the ordinary conduct of the Business.

               (7) The real property on which the Collection Facility is located has full and free access to and from public highways, streets or roads and, to the best knowledge and belief of Seller, there is no pending or threatened proceeding by any Governmental Body which would impair or result in the termination of such access.

          (i) ABSENCE OF CERTAIN CHANGES, ETC. Since December 31, 1996 Sellers have

               (1) not entered into any transaction or contract with any party other than Purchaser, or amended or terminated any transaction or contract, except normal transactions or contracts consistent in nature and scope with prior practices and entered into in the ordinary course of business,

               (2) not mortgaged, sold, leased, transferred, distributed or otherwise disposed of any of its material Assets, except in the ordinary course of business,

               (3) not experienced any material damage, destruction or loss to or of any of its material Assets except in the ordinary course of business and except to the extent that any Asset damaged, destroyed or lost has been repaired or replaced,

               (4)  incurred any material capital expenditures,

               (5) not made or agreed to make any change in the compensation payable to any Employee, except for increases in compensation in the ordinary course of business substantially consistent with past practices of Sellers, or

               (6) not granted credit to any customer on terms materially more favorable than the terms on which credit has been extended to such customer in the past.

          (j) SUBSIDIARIES. There is no corporation, partnership, joint venture, business trust or other legal entity in which Sellers, either directly or indirectly through one or more intermediaries, owns or holds beneficial or record ownership of at least a majority of the outstanding voting shares.

          (k) MATERIAL CONTRACTS, ETC. EXHIBIT I attached hereto and made a part hereof lists all contracts, agreements and instruments material to the Business of Sellers except the following:

               (1) employment agreements terminable at will and contracts for miscellaneous services terminable at will without the payment of any penalty,

               (2) purchase orders and contracts with suppliers and customers entered into in the ordinary course of business that relate to a single transaction or that can be terminated by either party upon notice, and

               (3) miscellaneous contracts, agreements and instruments (with Persons unaffiliated with Sellers) involving liabilities under all such contracts, leases, agreements and instruments of not more than $10,000 in the aggregate.

Sellers have heretofore delivered, or made available, to Purchaser or its counsel complete copies of all contracts, agreements and instruments listed on EXHIBIT I.

          Sellers are not parties to any agreement, contract or covenant limiting the freedom of Sellers or any party contracting with Sellers from competing in any line of business or with any Person in any geographic area.

          (l)  LICENSES AND PERMITS.    [RESERVED]



          (m) ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Sellers nor any officer, employee or agent of McKinney Smelting, nor any other Person acting on behalf of Sellers, has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the business of Sellers (or to assist Sellers in connection with any actual or proposed transaction) which (1) might subject Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (2) if not given in the past, might have had a Material Adverse Effect on the assets, business or operations of Sellers as reflected in its December 31, 1996 financial Statements, or (3) if not continued in the future, might materially adversely effect the assets, business operations or prospects of Sellers or which might subject Sellers to suit or penalty in a private or governmental litigation or proceeding.

          (n) ENVIRONMENTAL MATTERS. Sellers have no knowledge of facts that would give rise to violations of the Environmental Laws that have not been disclosed to Purchaser and the appropriate Governmental Bodies.

          (o) NO COLLECTIVE BARGAINING AGREEMENT. There are no collective bargaining agreements in place for any employees at the Collection Facility. No labor unions represent, purport to represent or attempt to represent any employees in the operation of the Business.

          (p)  TAXES.

               (1) Sellers have (or by the closing or within thirty (30) days after Closing will have) duly and timely filed all tax returns relating to the Business with respect to any federal income, ad valorem, payroll, healthcare, withholding, or other similar tax, duty or other governmental charge, and Seller have paid all such taxes, duties and charges and assessments thereof or deficiencies therein (including all interest and penalties thereon) (collectively, "Taxes"), except for Taxes set forth on EXHIBIT J hereof. Except as otherwise set forth on EXHIBIT J all Taxes required to be withheld by, or on behalf of Sellers in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to the Business (withholding taxes) have been withheld, and such withheld taxes have either been duly and timely paid to the proper governmental authorities or set aside in accounts for such purpose.

               (2) Except as otherwise disclosed to Purchaser, no agreement or other document extending or having the effect of extending the period of assessment or collection of any Taxes, and no power of attorney with respect to any such Taxes has been filed with the Internal Revenue Service or any other governmental authority.

               (3) Purchaser will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Business to such Purchaser.

               (4) Except as otherwise set forth on EXHIBIT H, there is no litigation or administrative appeal pending or to the best knowledge of Sellers, threatened against or relating to Seller in connection with any Taxes.

          (q) ABSENCE OF UNDISCLOSED LIABILITIES. Sellers have no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Business except (i) as set forth on EXHIBIT K hereto, (ii) as and to the extent disclosed or reserved against in the Balance Sheets (excluding the notes thereto) and (iii) liabilities and obligations that (A) that were incurred after the date of the Balance Sheets in the ordinary course of business consistent with prior practice, (B) individually and in the aggregate are not material to the Business and have not had or resulted in, and will not have or result in, a material adverse affect on the Business, and (C) interest accrual on Sellers' indebtedness.

     2.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Sellers that the following are true and correct on and as of the date of this Agreement and will be true and correct through the Effective Time of Closing as if made on and as of that date:

          (a) CORPORATE STATUS OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions where it is required to qualify in order to conduct its business as presently conducted. Purchaser has the corporate power and authority to own, lease or operate all properties and assets now owned, leased or operated by it and to carry on its businesses as now conducted.

          (b)  CONSENTS, AUTHORIZATIONS AND BINDING EFFECT.

                (1) Purchaser may execute, deliver and perform this Agreement without the necessity of Purchaser obtaining any consent, approval, authorization or waiver, except for consents, approvals, authorizations and waivers which have been obtained and are unconditional and are in full force and effect.

               (2) The execution, delivery and performance of this Agreement do not and will not:

                    (i) constitute a violation of the Articles of Incorporation, as amended, or the Bylaws, as amended, as the case may be, of Purchaser,

                    (ii) constitute a violation of any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to Purchaser, or

                    (iii) constitute a default under any contract to which Purchaser is a party except where such default would not have a Material Adverse Effect upon the ability of Purchaser to perform its obligations under this Agreement.

          (c) AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors.

                                 ARTICLE 3

                           CONDITIONS OF CLOSING

     3.1 PURCHASER'S CONDITIONS OF CLOSING. The obligations of Purchaser to consummate the purchase and sale under this Agreement are subject to the satisfaction of the following conditions:

          (a) DELIVERY OF INSTRUMENTS. Sellers shall deliver to Purchaser the duly authorized and executed General Conveyance, Transfer and Assignment, the Lease and such other conveyance documents as Purchaser may reasonably request to effect the transfer and conveyance of the Business to Purchaser.

          (b) CONSENTS, NOTICES AND APPROVALS. Sellers shall deliver to Purchaser all consents and approvals of all Persons necessary for the consummation of the Transaction under Sellers' articles of incorporation or bylaws or any agreement, permit, law or regulation.

          (c) LEGAL OPINION. Sellers shall have obtained the legal opinion of Seller's counsel in form and substance reasonably satisfactory to Purchaser and its counsel.

          (d) REPRESENTATIONS WARRANTIES AND COVENANTS. All representations and warranties of Sellers contained in this Agreement shall be true and correct at and as of the Closing. Sellers shall have complied in all material respects with all covenants required to be performed by Sellers prior to the Closing. On the Closing Date, McKinney's Smelting's President and Smith shall deliver a certificate dated as of the Closing Date to the effect that the representations and warranties of Sellers contained in this Agreement are true and correct in all material respects.

          (e) APPROVAL OF REMEDIATION PLAN. The Settlement Agreement(s) shall have been approved by the United States Department of Justice, the Environmental Protection Agency and the Texas National Resource Conservation Commission in form and content satisfactory to Purchaser, in its sole discretion, and no material modification shall be made to the Settlement Agreement(s) following the public hearing to be held thirty (30) days after the execution of the Settlement Agreement(s).

          (f)  ADVERSE CHANGE.   No Material Adverse Effect in the results of
operations, financial condition or prospects of the Collection Facility shall have occurred, and the Assets shall not have suffered any material adverse change, loss, or damage, whether or not covered by insurance.

          (g)  LEGAL ACTIONS OR PROCEEDINGS.   No action or proceeding before
a court or other governmental agency or body shall have been instituted with threatened restrain or prohibit the consummation of the transactions contemplated by this Agreement, and no governmental agency or body shall have taken any other action or made any request of Sellers or Purchaser as a result of which Purchaser deems it inadvisable to proceed with the transactions contemplated hereunder.

          (h) LEASEHOLD TITLE INSURANCE POLICY. Sellers shall obtain, at their sole cost and expense, a leasehold title insurance policy issued through Republic Title of Texas, Inc. covering Purchaser's leasehold interest in the real property. The Leasehold Title Insurance Policy shall contain no exceptions other than the standard printed exceptions and other exceptions approved by Purchaser in writing.

          (i) NONDISTURBANCE AGREEMENT. If the real property that is the subject of the Lease is encumbered by one or more mortgages, Sellers shall deliver to Purchaser a nondisturbance agreement executed by the holders of all mortgages covering said property. All nondisturbance agreements obtained by Sellers shall be satisfactory to Purchaser in form and content.

          (j) CERTIFICATE OF OCCUPANCY. The Purchaser shall have received a certificate of Occupancy from the City of McKinney.

     3.2 SELLERS' CONDITIONS TO CLOSING. The obligations of Sellers to consummate the purchaser and sale under this Agreement are subject to the satisfaction of the following conditions:

          (a) PURCHASE PRICE AND OTHER PAYMENTS. Purchaser shall deliver to Seller the Purchase Price, reduced by the Holdback Amount and the other payments described in Section 1.4 hereof.

          (b) REPRESENTATIONS AND WARRANTIES. All representations and warranties of Purchaser contained in this Agreement shall be true and correct at and as of the Closing. On the Closing Date, Purchaser's President shall deliver a certificate dated as of the Closing Date to the effect that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects.

          (c)  LEGAL ACTIONS OR PROCEEDINGS.   No action or proceeding before
a court or other governmental agency or body shall have been instituted with threatened restrain or prohibit the consummation of the transactions contemplated by this Agreement, and no governmental agency or body shall have taken any other action or made any request of Sellers or Sellers as a result of which Sellers deem it inadvisable to proceed with the transactions contemplated hereunder.

          (d)  LEASE.  Purchaser shall have executed and delivered the Lease.

                                      ARTICLE 4

                           CLOSING DATE AND EFFECTIVE DATE

     4.1 CLOSING DATE. The closing for the consummation of the purchase and sale contemplated by this Agreement (the "Closing") shall take place at the offices of Powell, Sweet & Coleman, L.L.P., in Dallas, Texas at 10:00 a.m., Dallas, Texas time on such date and time that the parties' conditions to Closing are satisfied (the "Closing Date").

     4.2 EFFECTIVE DATE. For all purposes hereof, the term "the Effective Time of Closing" shall occur upon the delivery to Purchaser of the Lease, the General Conveyance, Transfer and Assignment, and the other Operative Documents as contemplated herein on the Closing Date.

                                      ARTICLE 5

                                      COVENANTS

     5.1 COVENANTS OF SELLERS. Seller hereby agrees to the following covenants, which shall, to the extent provided therein, survive the Closing:

          (a) CONDUCT OF THE BUSINESS. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by the Purchaser in writing, Sellers will:

               (1) carry on the Business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it, to the end that the goodwill and on-going business relationships of the Business shall be in all material respects unimpaired following the Closing;

               (2) pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of business consistent with prior practice;

               (3) perform in all material respects all of its obligations under all contracts and other agreements and instruments relating to or affecting the Business or the Assets, and comply in all material respects with all laws applicable to the Business;

               (4) not enter into or assume any material agreement, contract or instrument relating to the Business, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

               (5) not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of the Business or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee; and

               (6) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 2.1(i) hereof.

          (b)  NO SOLICITATION.    During the term of this Agreement, neither
Sellers, nor their respective Affiliates, nor any Person acting on behalf of Sellers or their Affiliates shall (i) solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of any properties and assets held for use in connection with, necessary for the conduct of, or otherwise material to, the Business or (ii) furnish or cause to be furnished any non-public information concerning the Business to any Person (other than Purchaser and its agents and representatives), other than in the ordinary course of business or pursuant to legal requirements and after prior written notice to the Purchaser. Sellers shall not sell, transfer or otherwise dispose of, grant any option or proxy to any Person with respect to, create any Lien upon, or transfer any interest in, any Asset, other than in the ordinary course of business and consistent with this Agreement.

          (c)  ACCESS AND INFORMATION.

               (1) So long as this Agreement remains in effect, Sellers will (and will cause each of their Affiliates) and their respective accountants, counsel, consultants, employees and agents) furnish to Purchaser, Purchaser's accountants, counsel, consultants, employees and agents, full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of such Person's properties, assets, books, contracts, commitments, reports and records relating to the Business, as Purchaser shall from time to time reasonably request. In addition, the Sellers will permit Purchaser and its accountants, counsel, consultants, employees and agents reasonable access to such personnel of Sellers during normal business hours as may be necessary or useful to Purchaser in its review of the properties, assets and business affairs of the Business and the above-mentioned documents and information. Sellers will keep Purchaser generally informed of the affairs of the Business.

               (2) Sellers will retain all books and records relating to the Business in accordance with Sellers' record retention policies as presently in effect. During the seven-year period beginning on the Closing Date, Sellers shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days' prior written notice.

          (d) FURTHER ASSURANCES. Following the Closing, Sellers shall execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Purchaser, to confirm and assure the rights and obligations provided for in this Agreement and the other documents executed in connection with the transactions contemplated hereby.

          (e) LIABILITY FOR TRANSFER TAXES. Sellers shall be responsible for the timely payment of, and shall indemnify and hold harmless Purchaser against, all sales, use, documentary, transfer, conveyance, recording, license and other similar taxes and fees arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement, and the documents executed in connection herewith. Sellers shall promptly prepare and file all returns required in respect of transfer taxes.

          (f) USE OF BUSINESS NAME; NONCOMPETITION. After the Closing, neither of the Sellers shall, directly or indirectly use, do business or assist any third party in using or doing business under the trade names used in the Business. Also, neither of the Sellers will engage in the scrap, salvage, recycling or similar businesses that compete with the Business as presently conducted within a 100 mile radius of the Collection Facility.

     (g) DELIVERY OF DECEMBER 1997 BALANCE SHEET. Sellers agree to furnish Purchaser with its December 31, 1997 balance sheet and income statement as soon as such statements are prepared by Sellers' accountants.

     5.2 COVENANTS OF PURCHASER. Purchaser hereby agrees to the following covenants, which shall, to the extent provided therein, survive the Closing:

          (a) FURTHER ASSURANCES. Following the Closing, Purchaser shall execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller to confirm and assure the rights and obligations provided for in this Agreement and the other documents executed in connection with the transactions contemplated hereby.

          (b) ACCESS TO INFORMATION. Purchaser shall grant Sellers and their representatives access (during normal business hours) to the books and records of the Business for all periods prior to the Closing Date to the extent that such access is necessary to enable Sellers to prepare their respective income tax returns and for other reasonable business purposes. Sellers shall provide Purchaser two business days's prior notice before examining the books and records of the Business.

                                      ARTICLE 6

                                   INDEMNIFICATION

     6.1  INDEMNITY.

          (a) Subject to Section 6.1(c) hereof, Sellers hereby jointly and severally agree to indemnify and hold Purchaser and Purchaser's officers, directors, shareholders, Affiliates, employees and agents ("Purchaser Indemnitees") harmless from any and all damages, losses (which shall include any diminution in value), liabilities (joint and several), payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation) of any kind or nature whatsoever (collectively "Damages"), directly or indirectly resulting from, relating to or arising out of:

               (1) any breach of or inaccuracy in any representation or warranty of Seller contained in Section 2.1 or in any Operative Document;

               (2) any breach or non-performance, partial or total, by either Seller of any covenant or agreement of Seller contained in this Agreement or in any Operative Document;

               (3) any liability for breach of the Environmental Laws pertaining to matters that were not covered in the settlement agreements.

               (4) the ownership, management or use of the Assets prior to the Effective Time of Closing; the conduct of the Business prior to the Effective Time of Closing; all contracts, agreements, obligations, commitments and liabilities of Sellers of every kind and character relating in any way to the assets or the business of Sellers other than any obligations expressly assumed by Purchaser hereunder; and, all pension, retirement, bonuses, severance pay, salaries and all other compensation and benefits of whatsoever nature (including all liabilities to any Person under ERISA and all liabilities to any Governmental Body) attributable to service or to or employment by Sellers prior to the Effective Time of Closing;

               (5) any labor organization claiming it had any right to represent any Employees of Sellers who are employed by Purchaser subsequent to the Closing Date of this Agreement, where such claims for representation arise out of circumstances existing prior to the Closing Date; and

               (6) any losses or costs of defending against any claims which may be made against Purchaser by any Person claiming violations of any local, state, or federal laws relating to employment relationships, including, but not limited to, wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of taxes, where such claims arise out of circumstances occurring prior to the Closing Date.

          (b) Subject to Section 6.1(c) hereof, Purchaser shall indemnify and hold Sellers and Sellers' officers, directors and shareholders ("Seller Indemnitees") harmless from, any and all Damages resulting from or arising out of:

               (1) any breach of any representation or warranty of Purchaser contained in Section 2.2; and

               (2) the non-performance, partial or total, of any covenant or agreement of Purchaser contained in this Agreement, any Operative Document or any instrument or agreement delivered pursuant to this Agreement.

          (c) Sellers shall retain liability, and shall indemnify Purchaser, for the payment of any tax liabilities with respect to the Assets and the conduct of the Business during all periods ending as of or prior to the Effective Time of Closing and the transactions contemplated by this Agreement other than any liabilities expressly assumed by Purchaser hereunder.

     6.2  NOTICE, PARTICIPATION AND DURATION.

          (a) If a claim by a third party is made against a party indemnified pursuant to this Article 6, the Indemnitee shall promptly, and in any event within 60 days of the assertion of any claim or the discovery of any fact upon which Indemnitee intends to base a claim for indemnification under this Agreement ("Claim"), notify the party or parties from whom indemnification is sought ("Indemnitor") of such Claim. In the event of any Claim, Indemnitor, at its option, may assume (with legal counsel reasonably acceptable to the Indemnitee) the defense of any claim, demand, lawsuit or other proceeding in connection with the Indemnitee's Claim, and may assert any defense of Indemnitee or Indemnitor; PROVIDED that Indemnitee shall have the right at its own expense to participate jointly with Indemnitor in the defense of any claim, demand, lawsuit or other proceeding in connection with the Indemnitee's Claim. In the event that Indemnitor elects to undertake the defense of any Claim hereunder, Indemnitee shall, at Indemnitor's expense, cooperate with Indemnitor to the fullest extent possible in regard to all matters relating to the Claim (including, without limitation, corrective actions required by applicable law, assertion of defenses and the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto) so as to permit Indemnitor's management of same with regard to the amount of Damages payable by the Indemnitor hereunder. The Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, which consent shall not unreasonably be withheld.

     6.3 INDEMNIFICATION IF NEGLIGENCE OF INDEMNITEE. The indemnification provided in this Article 6 shall be applicable whether or not negligence of the Indemnitee is alleged or proven.

     6.4 REIMBURSEMENT. In the event that the Indemnitor shall undertake, conduct or control the defense or settlement of any Claim and it is later determined that such Claim was not a Claim for which the Indemnitor is required to indemnify the Indemnitee under this Article 6, the Indemnitee shall reimburse the Indemnitor for all its costs and expenses with respect to such settlement or defense, including reasonable attorneys' fees and disbursements.

     6.5 NO THIRD PARTY BENEFICIARIES. The foregoing indemnification is given solely for the purpose of protecting the parties to this Agreement and the Purchaser Indemnitees and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

     6.6 OFFSET AGAINST LEASE PAYMENTS. Purchaser shall have the right to offset from the rental payments due under the Lease any amounts which Sellers are obligated to indemnify Purchaser under this Agreement.

                                      ARTICLE 7

                                    MISCELLANEOUS

     7.1 FURTHER ACTIONS. From time to time, as and when requested by Purchaser, Sellers shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to transfer, assign and deliver to Purchaser or its permitted assigns the Business (or to evidence the foregoing) and to consummate and to effect the other transactions expressly required to be performed by Seller hereunder.

     7.2 NO BROKER. Sellers and Purchaser represent and warrant to the other that they have no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement. Each of
(a) Sellers and (b) Purchaser agree to indemnify the other against, and to hold the others harmless from, at all times after the date hereof, any and all liabilities and expenses (including without limitation legal fees) resulting from, related to or arising out of any claim by any Person for brokerage commissions or finder's fees, or rights to similar compensation, on account of services purportedly rendered on behalf of Seller and Purchaser, as the case may be, in connection with this Agreement or the transactions contemplated hereby.

     7.3 EXPENSES. Except as otherwise specifically provided herein, Sellers and Purchaser shall each bear their own legal fees, accounting fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions hereunder, and Sellers will pay their expenses after the Effective Time of Closing out of the Purchase Price paid by Purchaser to Sellers pursuant to
Section 1.4. Sellers shall pay all sales, transfer and documentary taxes incident to the sale of the Business.

     7.4 ENTIRE AGREEMENT. This Agreement and the Exhibits hereto, contain, and are intended by the parties as a final expression of, the entire agreement between Sellers and Purchaser with respect to the transactions contemplated by this Agreement and supersede all prior oral or written agreements, arrangements or understandings with respect thereto.

     7.5 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning of construction of any provision of this Agreement.

     7.6 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and shall be delivered either personally or by telegram, telex, telecopy or similar facsimile means, by registered or certified mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed as follows:

     If to Seller:       McKinney Smelting, Inc.
                             300 North McDonald
                             McKinney, Texas 75069
                             Telecopy No.
                                         -------------

                         Benjamin L. Smith
                             300 North McDonald
                             McKinney, Texas 75069
                             Telecopy No.
                                         -------------

     With copies to:     Larry R. Boyd, Esq.
                             Abernathy, Roeder, Robinson & Joplin
                             100 E. Davis St.
                             McKinney, Texas 75069

                             Telecopy No.  (972) 562-0202

     If to Purchaser:    Ferex Metals Recycling of McKinney, Inc.
                             15252 C.R. 1134
                             Tyler, TX  75709-9707

                             Attention:  Lloyd B. Fletcher
                             Telecopy No. (903) 592-7926

     With copies to:     Lester V. Baum, Esq.
                             Powell, Sweet & Coleman, L.L.P.
                             8950 N. Central Expressway
                             Suite 130
                             Dallas, Texas  75231

                             Telecopy No. (214) 373-8786

or such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for when sent by registered or certified mail.

     7.7 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to the rules of conflicts of law.

     7.8 ASSIGNABILITY. This Agreement shall not be assignable by Sellers without the prior written consent of Purchaser. Purchaser shall have the right to assign this Agreement to a wholly-owned subsidiary. Any other assignments by Purchaser shall require the prior written consent of Sellers. Any purported assignments by Purchaser contrary to the terms of this Agreement shall be void.

     7.9 WAIVERS AND AMENDMENTS. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

     7.10 THIRD PARTY RIGHTS. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any Person who is not a party to this Agreement (including without limitation any broker or finder, notwithstanding the provisions of Section 7.2 hereof), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns; PROVIDED, HOWEVER, that Purchaser Indemnitees are intended third party beneficiaries hereof to the extent provided in Sections 6.1 and 6.5.

     7.11 ILLEGALITIES. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

     7.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

     7.13 SURVIVAL; EXCLUSIVITY OF REMEDIES. The representations and warranties, covenants and agreements of the parties hereto shall survive the Closing, and the indemnification provided by Section 6.1 shall not be the exclusive remedy available to the parties hereto.

     7.14 EMPLOYEES.

          (a) Sellers will permit Purchaser to offer employment to some or all of the Employees prior to or on the Effective Date of Closing, and Purchaser will inform Sellers of the names of any Employees who are offered employment and of any Employees whom it employs. Purchaser shall have full and absolute discretion in determining the terms, conditions and benefits relating to such employment.

          (b) Nothing contained in this Agreement shall obligate Purchaser to continue the employment of any Employee. Nothing in this Section 7.14 is intended to create any claim or right on the part of any employee of Sellers and no such employee shall be entitled to assert any claim or right hereunder.

     7.15 ACCESS TO RECORDS.

          (a) Following the Effective Time of Closing, Purchaser shall give to Sellers free and unrestricted access to (and the right to make copies at the expense of Sellers) the Records and to the extent that such were purchased by Purchaser hereunder and relate to the business, operations, income, expenses and assets of Sellers existing on, accruing or arising prior to or occurring prior to Effective Time of Closing, but any access pursuant to this Section 7.15 shall be conducted in such manner as not to interfere unreasonably with the operations of the Business following the Effective Time of Closing.

          (b) Following the Effective Time of Closing, Sellers shall give to Purchaser free and unrestricted access to (and the right to make copies at the expense of Purchaser) the books, files, records and tax returns and supporting schedules and work papers of Sellers to the extent that such relate to the business, operations, income, expenses and assets of Sellers existing on, accruing or arising prior to or occurring prior to the Effective Time of Closing, but any access pursuant to this Section 7.15 shall be conducted in such manner as not to interfere unreasonably with the operations of the business of Seller following the Effective Time of Closing.

     7.16 PRORATION. Notwithstanding anything to the contrary contained elsewhere herein, ad valorem taxes on the Real Property shall be pro rated between Sellers and Purchaser effective as of the Closing Date.

                                      ARTICLE 8

                               DEFAULT AND TERMINATION

     In the event any of the conditions required for the Closing of the Transaction shall not have been met prior to the Closing Date (as the Closing Date may be extended by the parties), for any reason other than the failure of a party to perform its obligations under this Agreement, this Agreement shall terminate, and the parties shall have no further obligations or liabilities one to the other hereunder. If the Transaction is not consummated by reason of a default by Sellers in the performance of any of their respective obligations hereunder Purchaser may enforce specific performance of this Agreement or exercise any other rights or remedies available to Purchaser at law or in equity. The parties shall have the right to terminate this Agreement by their mutual written consent.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                              PURCHASER:

                              FEREX METALS RECYCLING OF MCKINNEY, INC.


                              By:   /s/ Lloyd B. Fletcher
                                  -------------------------------------
                                        Lloyd B. Fletcher
                                        Chairman of the Board



                              SELLER:

                              MCKINNEY SMELTING, INC.



                              By:      /s/ BENJAMIN L. SMITH
                                      ---------------------------
                              Name:
                                      ---------------------------
                              Title:  Pres
                                      ---------------------------


                                  /s/ BENJAMIN L. SMITH
                              -------------------------------
                              BENJAMIN L. SMITH, Individually